Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces 2013 Results

•                  2013 Diluted Earnings Per Share $1.49, up from $1.45 for 2012

•                  2013 Net Income $14.6 million

•                  Fourth Quarter 2013 Diluted Earnings Per Share $0.37

•                  Board of Directors Declares Dividend of $0.14 Per Share

•                  Net interest margin has increased for 3 consecutive quarters to 3.38%

•                  Loans grew by 10.5% in 2013

•                  Deposits rose by 4.1% in 2013

Honolulu, Hawaii, January 30, 2014 - Territorial Bancorp Inc. (NASDAQ:  TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.5 million or $0.37 per basic and diluted share for the three months ended December 31, 2013, compared to $3.8 million or $0.38 per basic and $0.37 per diluted share for the three months ended December 31, 2012.  The reduction in earnings for the fourth quarter of 2013 was primarily due to a decrease in gain on sale of loans and an increase in provision for income taxes.  This was offset by an increase in net interest income and gains on sale of investment securities and a reduction in the provision for loan losses.  Loans grew by 3.6 % during the fourth quarter and by 10.5% in 2013.  Deposits also rose by 4.1% in 2013.  The decrease in earnings did not cause a decline in diluted earnings per share because of a reduction in the weighted-average shares outstanding, which resulted from the Company successfully completing its fourth share repurchase program earlier in the year and commencing its fifth share repurchase program.

The Company also announced that its Board of Directors approved a quarterly cash dividend on its common stock of $0.14 per share.  The dividend is expected to be paid on February 27, 2014 to stockholders of record as of February 13, 2014.

Allan Kitagawa, Chairman and Chief Executive Officer, said “Despite the low interest rate environment of the past year, we have worked hard to increase our net interest margin and earnings. Our net interest margin has increased for three consecutive quarters  to 3.38%.  I am pleased with the performance of the Company since our stock conversion in 2009.  We have continued to expand our customer base by offering mortgage loans and deposit products with attractive interest rates.  As I announced earlier, in October of last year we opened our 28th branch in Manoa.  We are working to improve our shareholder returns by continuing our stock repurchase program and payment of dividends.  I am pleased to announce that in addition to the $0.10 per share special dividend paid in December 2013, we will be paying a quarterly dividend of $0.14 per share.”

Quarterly Results:

Interest Income

Net interest income increased to $13.0 million for the three months ended December 31, 2013 from $12.1 million for the three months ended December 31, 2012.  Total interest and dividend income was $14.4 million for the three months ended December 31, 2013 compared to $14.2 million for the three months ended December 31, 2012. The $215,000 increase in interest income and dividend was primarily due to an increase of $230,000 in interest earned on investment securities and an increase of $46,000 of interest earned on loans. This was offset by a $64,000 reduction in interest earned from other investments.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $1.5 million for the three months ended December 31, 2013 compared to $1.9 million for the three months ended December 31, 2012.  The decrease in interest expense was primarily due to a $221,000 reduction of interest expense on deposits and a $197,000 reduction of interest expense on securities sold under agreements to repurchase.  These reductions were primarily due to the lower interest rate environment and the payoff of higher costing securities sold under agreements to repurchase.  During the fourth quarter of 2013, there was an $8,000 credit to the provision for loan losses compared to a $243,000 provision for loan losses for the quarter ended December 31, 2012.

Noninterest Income

Noninterest income was $1.7 million for the three months ended December 31, 2013 compared to $2.3 million for the three months ended December 31, 2012.  The reduction in noninterest income was primarily due to a $744,000 decrease in gain on sale of loans.  This was partially offset by a $111,000 increase in gain on sale of investment securities and a $56,000 increase in income on bank-owned life insurance.

Noninterest Expense

Noninterest expense increased to $9.0 million for the three months ended December 31, 2013 as compared to $8.7 million for the three months ended December 31, 2012.  The increase in noninterest expense was primarily due to higher salaries and employee benefits, equipment expenses and occupancy expenses.

Income Taxes and Net Income:

Income before income taxes rose by $6,000 in the fourth quarter of 2013 compared to the fourth quarter of 2012.  However, because of an increase in the effective tax rate, net income for the fourth quarter of 2013 was $291,000 lower than the net income for the fourth quarter of 2012.

Year Ended December 31, 2013 Results

For the year ended December 31, 2013 net interest income was $49.9 million compared to $50.9 million for the year ended December 31, 2012.  Total interest and dividend income decreased to $56.2 million for the year ended December 31, 2013 from $60.1 million for the year ended December 31, 2012 because of lower interest rates on investment securities.  Total interest expense decreased to $6.3 million for the year ended December 31, 2013 from $9.2 million for the year ended December 31, 2012, primarily due to decreases in interest expense on deposits and interest paid on securities sold under agreements to repurchase.  Provision for loan losses decreased to $39,000 for the year ended December 31, 2013 compared to $415,000 for the year ended December 31, 2012.

Noninterest income was $8.7 million for the year ended December 31, 2013 compared to $7.1 million for the year ended December 31, 2012.  This increase in noninterest income was primarily due to an increased gain on sale of investment securities which rose to $3.5 million for the year ended December 31, 2013, compared to $1.2 million for the year ended December 31, 2012. The increase in gain on sale of investment securities was offset by a decrease of $870,000 in gain on sale of loans.

Noninterest expense was $35.1 million for the year ended December 31, 2013 compared to $34.4 million for the year ended December 31, 2012.  The increase in noninterest expense was primarily due to increases in salaries and employee benefits, equipment, occupancy and other general and administrative expenses. These increases in noninterest expense were offset by a $321,000 decrease in loss on extinguishment of debt which occurred in 2012 when the Bank paid off $25.0 million of higher costing borrowings.

Income Taxes and Net Income:

Income before income taxes rose by $358,000 in 2013 compared to 2012.  However, because of an increase in the effective tax rate, net income for 2013 was $191,000 lower than net income for 2012.

Assets and Equity

Total assets increased to $1.617 billion at December 31, 2013 from $1.575 billion at December 31, 2012. Loans receivable grew to $856.5 million at December 31, 2013 from $774.9 million at December 31, 2012 due to an increase in residential mortgage loan originations. Investment securities increased to $613.4 million as of December 31, 2013 from $554.7 million at December 31, 2012 as new securities purchased exceeded the amount of repayments and sales.  The growth in loans receivable and investment securities was funded by cash and cash equivalents and an increase in deposits.  Cash and cash equivalents decreased to $75.4 million at December 31, 2013 from $182.8 million at December 31, 2012.  Deposits increased to $1.289 billion at December 31, 2013 from $1.238 billion at December 31, 2012.  Total stockholders’ equity decreased to $212.1 million at December 31, 2013 from $219.0 million at December 31, 2012.  The decrease in stockholders’ equity was primarily due to shares repurchased under the Company’s stock buyback program and dividend payments.  The Board of Directors has authorized five stock repurchase programs to date.  The fourth stock repurchase program was completed on September 30, 2013.  Through December 31, 2013, the Company had repurchased 2,528,259 shares, compared to 1,684,171 shares as of December 31, 2012.  The decline in stockholders’ equity which occurred as a result of the stock buyback programs and dividend payments was offset by the current year’s earnings.

Asset Quality

Total delinquent loans past due and not accruing totaled $1.6 million (5 loans) at December 31, 2013, compared to $2.0 million (8 loans) at December 31, 2012.  Non-performing assets totaled $6.0 million at December 31, 2013 compared to $4.4 million at December 31, 2012.  The ratio of non-performing assets to total assets of 0.37% at December 31, 2013 continues to remain one of the lowest in the country.  The allowance for loan losses at December 31, 2013 was $1.5 million and represented 0.17% of total loans.  At December 31, 2012, the allowance for loan losses was $1.7 million and represented 0.22% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Interest and dividend income:
Investment securities	$5,094	$4,864	$18,941	$23,224
Loans	9,286	9,240	36,982	36,566
Dividends on FHLB stock	3	—	6	—
Other investments	36	100	246	359
Total interest and dividend income	14,419	14,204	56,175	60,149
Interest expense:
Deposits	1,071	1,292	4,296	5,936
Advances from the Federal Home Loan Bank	67	105	302	418
Securities sold under agreements to repurchase	314	511	1,684	2,875
Total interest expense	1,452	1,908	6,282	9,229
Net interest income	12,967	12,296	49,893	50,920
Provision for loan losses	(8)	243	39	415
Net interest income after provision for loan losses	12,975	12,053	49,854	50,505
Noninterest income:
Service fees on loan and deposit accounts	565	570	2,232	2,044
Income on bank-owned life insurance	292	236	1,066	942
Gain on sale of investment securities	616	505	3,450	1,234
Gain on sale of loans	151	895	1,541	2,411
Other	98	91	427	437
Total noninterest income	1,722	2,297	8,716	7,068
Noninterest expense:
Salaries and employee benefits	5,333	5,193	21,015	20,609
Occupancy	1,394	1,316	5,365	5,246
Equipment	948	846	3,524	3,269
Federal deposit insurance premiums	196	193	770	767
Loss on extinguishment of debt	—	—	—	321
Other general and administrative expenses	1,175	1,157	4,403	4,226
Total noninterest expense	9,046	8,705	35,077	34,438
Income before income taxes	5,651	5,645	23,493	23,135
Income taxes	2,137	1,840	8,846	8,297
Net income	$3,514	$3,805	$14,647	$14,838

Basic earnings per share	$0.37	$0.38	$1.51	$1.47
Diluted earnings per share	$0.37	$0.37	$1.49	$1.45

Cash dividends declared per common share	$0.24	$0.22	$0.62	$0.54

Basic weighted average shares outstanding	9,415,999	10,074,978	9,711,233	10,113,453
Diluted weighted average shares outstanding	9,591,430	10,228,198	9,844,942	10,213,190

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	12/31/2013	12/31/2012
ASSETS
Cash and cash equivalents	$75,365	$182,818
Investment securities held to maturity, at amortized cost (fair value of $598,007 and $584,125 at December 31, 2013 and 2012, respectively)	613,436	554,673
Federal Home Loan Bank stock, at cost	11,689	12,128
Loans held for sale	2,210	2,220
Loans receivable, net	856,542	774,876
Accrued interest receivable	4,310	4,367
Premises and equipment, net	6,056	5,056
Bank-owned life insurance	40,243	31,177
Deferred income taxes receivable	5,075	3,580
Prepaid expenses and other assets	1,978	3,732
Total assets	$1,616,904	$1,574,627
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,288,709	$1,237,847
Advances from the Federal Home Loan Bank	15,000	20,000
Securities sold under agreements to repurchase	72,000	70,000
Accounts payable and accrued expenses	23,933	23,017
Current income taxes payable	1,414	1,152
Advance payments by borrowers for taxes and insurance	3,708	3,639
Total liabilities	1,404,764	1,355,655
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 10,051,377 and 10,806,248 shares at December 31, 2013 and 2012, respectively	101	108
Additional paid-in capital	77,340	93,616
Unearned ESOP shares	(7,340)	(7,829)
Retained earnings	145,826	137,410
Accumulated other comprehensive loss	(3,787)	(4,333)
Total stockholders’ equity	212,140	218,972
Total liabilities and stockholders’ equity	$1,616,904	$1,574,627

See accompanying notes to consolidated financial statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

	Three Months Ended
	December 31,
	2013	2012
Performance Ratios (annualized):

Return on average assets	0.88%	0.97%
Return on average equity	6.55%	6.89%
Net interest margin on average interest earning assets	3.38%	3.24%

	At December	At December
	31, 2013	31, 2012
Selected Balance Sheet Data:

Book value per share (1)	$21.11	$20.26
Stockholders’ equity to total assets	13.12%	13.91%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 past due and not accruing (2)	$1,577	$2,044
Non-performing assets (2)	6,000	4,406
Allowance for loan losses	1,486	1,672
Non-performing assets to total assets	0.37%	0.28%
Allowance for loan losses to total loans	0.17%	0.22%
Allowance for loan losses to non-performing assets	24.77%	37.95%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Amounts are net of charge-offs